EXHIBIT 4.01

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF PREFERRED
STOCK AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

OF

SOUTHCORP CAPITAL, INC.

10% MONTHLY SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned officer of SouthCorp Capital, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of DGCL hereby certifies:

That pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the “Board”) in accordance with the provisions of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board hereby creates a Series of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”) and established the voting provisions, designations, preferences, participating, optional and other rights, and the qualifications, limitations and restrictions thereof.

RESOLVED that, pursuant to the authority expressly granted to and vested in the Board by the provisions of the Certificate of Incorporation, the designation and number of shares of 10% Cumulative Preferred Stock, Series D and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations, and restrictions thereof read in their entirety as follows:

A. Designation and Number. A class of Preferred Stock, designated the 10% Monthly Class D Cumulative Redeemable Preferred Stock (the “Class D Preferred Stock”), is hereby established. The number of shares of the Class D Preferred Stock shall be 25,000,000.

B. Maturity. The Class D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

C. Rank. The Series D Preferred Stock shall, as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, rank (i) prior to each class of the Common Stock, par value $0.0001 per share (the “Common Stock”), and any other capital stock of the Corporation (other than any other class or series of a class of capital stock of the Corporation the terms of which expressly provide that the shares thereof rank senior or on a parity as to the payment of dividends or the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, with the shares of the Series D Preferred Stock) (such securities, other than those described in the immediately preceding parenthetical clause, collectively referred to herein as the “Junior Securities”) and (ii) on a parity with any other class or series of a class of capital stock of the Corporation the terms of which expressly provide that the shares thereof rank on a parity as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, with the shares of the Series D Preferred Stock (the “Parity Securities”).

D. Dividends.

(1) Holders of shares of the Class D Preferred Stock are entitled to receive, when, as, and if authorized by the Board of Directors and declared by the Corporation, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends at the rate of 10% of the Liquidation Preference (as defined below) per annum per share (equivalent to an annual rate of $0.01 per share). Dividends on the Class D Preferred Stock shall accrue daily, shall accrue and be cumulative from January 1, 2015 (the “Original Issue Date”) and shall be payable monthly in arrears on the 15th day of each month (each a “Dividend Payment Date”) commencing February 15, 2015; provided that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest or additional dividends or other sum shall accrue on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. The period from and including the Original Issue Date to but excluding the first Dividend Payment Date, and each subsequent period from and including a Dividend Payment Date to but excluding the next succeeding Dividend Payment Date, is hereafter called a “Dividend Period.” Any dividend payable on the Class D Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the first day of the calendar month, whether or not a Business Day, in which the applicable Dividend Payment Date falls (each, a “Dividend Record Date”). Notwithstanding any provision to the contrary contained herein, each outstanding share of Class D Preferred Stock shall be entitled to receive, and shall receive, a dividend with respect to any Dividend Record Date equal to the greatest amount payable as a dividend with respect to any other share of Class D Preferred Stock which is outstanding on such date. The dividends payable on any Dividend Payment Date shall include dividends accrued to but excluding such Dividend Payment Date.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close. All references herein to “accrued and unpaid” dividends or “accumulated and unpaid” dividends on the Class D Preferred Stock (and all references of like import) shall include, unless otherwise expressly stated or the context otherwise requires, both accrued dividends and accumulated dividends, if any, on the Class D Preferred Stock; and all references herein to “accrued and unpaid” dividends or “accumulated and unpaid” dividends on any other class or series of stock of the Corporation shall include, if (and only if) such class or series of stock provides for cumulative dividends and unless otherwise expressly stated or the context otherwise requires, accumulated dividends, if any, on such class or series of stock.

(2) No dividends on shares of Class D Preferred Stock shall be authorized by the Board of Directors or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach of or a default under any such agreement, or if such authorization, payment or setting apart shall be restricted or prohibited by law.

(3) Anything in these terms of the Class D Preferred Stock to the contrary notwithstanding, dividends on the Class D Preferred Stock will accrue and be cumulative from January 1, 2015, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. No interest, or sum in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class D Preferred Stock which may be in arrears, and holders of the Class D Preferred Stock will not be entitled to any dividends, whether payable in cash, securities or other property, in excess of full cumulative dividends described above. Any dividend payment made on the Class D Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to the Class D Preferred Stock.

(4) No full dividends will be declared or paid or set apart for payment on any class or series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Class D Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Class D Preferred Stock for all past Dividend Periods and the then current Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Class D Preferred Stock and the shares of any other class or series of Preferred Stock ranking on a parity as to dividends with the Class D Preferred Stock, all dividends declared upon the Class D Preferred Stock and any other class or series of Preferred Stock ranking on a parity as to dividends with the Class D Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Class D Preferred Stock and such other class or series of Preferred Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Class D Preferred Stock and such other class or series of Preferred Stock (which, in the case of any such other class or series of Preferred Stock, shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other class or series of Preferred Stock does not have a cumulative dividend) bear to each other.

E. Liquidation Preference.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the outstanding shares of Class D Preferred Stock shall be entitled to receive and to be paid out from the assets secured under Section H of this Designation a liquidation preference of $0.10 per share (the “Liquidation Preference”), plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets or payment is made to holders of Common Stock or any other class or series of stock of the Corporation with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation related to the properties secured under Section H of this Designation.

If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets secured under Section H of this designation are insufficient to pay the full amount of liquidating distributions payable on all outstanding shares of Class D Preferred Stock then the holders of the Class D Preferred Stock will share ratably in any such distribution of these assets in pro rate basis. The remaining unpaid liquidating amount (including, if applicable, accrued and unpaid dividends) to which the Class D Preferred Stock holders would otherwise respectively be entitled shall be paid on a pro rate basis with any and all such other unsecured classes or series of stock. For example, if the properties under Section H has a value of $1,250,000 upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation then the remaining $250,000 plus accrued and unpaid dividends would be paid on a pro rate basis with the Common Stock and any other class of stock of the Company.

If liquidating distributions shall have been made in full to all holders of Class D Preferred Stock, the remaining assets secured under Section H of this designation shall be distributed among the holders of any other classes or series of stock of the Corporation ranking junior to the Class D Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, according to their respective rights and preferences and, in each case, according to their respective number of shares.

For purposes of these terms of the Class D Preferred Stock, neither the consolidation or merger of the Corporation with or into any other company, trust or other entity, nor the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

After payment to the holders of the Class D Preferred Stock of the full liquidating distributions to which they are entitled, the holders of the Class D Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation

In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the DGCL, no effect shall be given to amounts that would be needed, if the Corporation would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of Class D Preferred Stock.

F. Redemption.

(1) The Class D Preferred Stock is not redeemable prior to December 31, 2015. On and after December 31, 2015, the Corporation, at its option, upon not less than 30 nor more than 60 days’ written notice, may redeem shares of the Class D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $0.10 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption. Holders of Class D Preferred Stock to be redeemed shall surrender certificates representing such Class D Preferred Stock at the place designated in such notice and shall thereafter be entitled to receive the redemption price and any accrued and unpaid dividends payable upon such redemption. If notice of redemption of any shares of Class D Preferred Stock has been given and if the funds necessary for such redemption have been irrevocably set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the holders of the shares of Class D Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by the Corporation in providing for the payment of the redemption price plus accrued and unpaid dividends, if any), dividends will cease to accrue on such shares of Class D Preferred Stock, such shares of Class D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus accrued and unpaid dividends, if any. In the event that any redemption date shall not be a Business Day, then payment of the redemption price plus, if applicable, accrued and unpaid dividends, if any, need not be made on such redemption date but may be made on the next succeeding Business Day with the same force and effect as if made on such redemption date and no interest, additional dividends or other sums shall accrue on the amount so payable for the period from and after such redemption date to such next succeeding Business Day. If less than all of the outstanding shares of Class D Preferred Stock are to be redeemed, the shares of Class D Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

Anything herein to the contrary notwithstanding, and except as otherwise required by law, the persons who were the holders of record of shares of Class D Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the redemption of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date or the default by the Corporation in the payment of the dividend due on that Dividend Payment Date, in which case the amount payable upon redemption of such shares of Class D Preferred Stock will not include such dividend, and the full amount of the dividend payable for the applicable Dividend Period shall instead be paid on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date as aforesaid. Except as provided in this paragraph and except to the extent that accrued and unpaid dividends are payable upon redemption pursuant to the preceding paragraph, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Class D Preferred Stock called for redemption.

(2) Notice of redemption will be furnished by the Corporation and will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Class D Preferred Stock to be redeemed at their addresses as they appear on the stock transfer records of the transfer agent. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Class D Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price and whether or not accrued and unpaid dividends will be payable to holders surrendering shares of Class D Preferred Stock or to the persons who were holders of record at the close of business on the relevant Dividend Record Date; (iii) the number of shares of Class D Preferred Stock to be redeemed; (iv) the place or places (which shall include a place in the Borough of Manhattan, The City of New York) where the Class D Preferred Stock is to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the shares of Class D Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Class D Preferred Stock held by such holder to be redeemed.

Upon surrender, in accordance with such notice, of the certificates representing any shares of Class D Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Class D Preferred Stock shall be redeemed by the Corporation at the redemption price plus, except as provided in the second paragraph of Subparagraph F(1) above, accrued and unpaid dividends, if any. In case fewer than all the shares of Class D Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Class D Preferred Stock without cost to the holder thereof.

G. Voting Rights. Holders of the Class D Preferred Stock will not have any voting rights, except as set forth below and except as may be required by applicable law.

H. Use of Proceeds/Security.

(1) Use of Proceeds: Any funds the Company obtains from the sale of this Series D Preferred shall be paid to an escrow agent. The escrow agent shall only release such funds upon the Company entering into a valid purchase agreement for real estate and company statement of funds for renovations (if any) is submitted. Once the purchase agreement and company statement of funds is submitted to the escrow agent then the escrow agent may release the funds to the Company. Once the funds are released the Company may use the funds for the stated purposes in the purchase agreement and company statement of funds for renovations (i.e. use the funds to pay for the real estate and close on the transaction and begin payment on renovations). Shareholder approval is not required and will not be sought for release of any funds.

(2) As a condition of release of funds from the escrow agent, the Company shall execute a security interest equal to the amount of the purchase amount and company statement of funds submitted to the escrow agent. The security interest shall secure the rights and preferences of the holders of the Series D Preferred Stock as set forth in this Designation against the real estate purchased from the use of proceeds from this Series D Preferred Stock. The Company shall maintain a list of such properties on its website and provide notice to shareholders of any changes to the list

(3) In the event that a property secured under this Section H is sold or other wise transferred, the amount of the secured interest shall be paid in full and returned to an escrow account; provided, however no property shall be transferred or sold without the secured interest being satisfied in full. The funds then may only be used to redeem all or part of the Series D Preferred Stock or used to acquire additional properties that will be subjected to the terms of this Designation. Any amount in excess of the secured amount shall be kept by the Company and used, as the Company desires. For example, if a property has a secured interest of $100,000 and is sold for $200,000 then the $100,000 shall be transferred back to an escrow account and the remaining $100,000 shall be kept by the Company and no not be subjected to this Designation.

(4) Any funds held in the escrow account may be used to redeem all or part of the Series D Preferred Stock.

I. Miscellaneous.

(1) Conversion. The Class D Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

(2) Preemptive Rights. No holder of shares of Class D Preferred Stock, as such, shall have any preemptive or preferential right to subscribe for or to purchase any additional shares of any class or series of stock of the Corporation or any securities convertible into or exercisable or exchangeable for shares of any class or series of stock of the Corporation.

(3) Changes/Modifications/Amendments/Alterations. The Company shall be able to make any changes, modifications, amendments or alterations to this Designation; provided, however, any changes, modifications, amendments or alterations to Sections D – H shall require the affirmative vote or consent of at least a majority of the shares of the Class D Preferred Stock.

(4) Status of Redeemed and Reacquired Class D Preferred Stock. In the event any shares of Class D Preferred Stock shall be redeemed or otherwise reacquired by the Corporation, the shares so redeemed or reacquired shall become authorized but unissued shares of Class D Preferred Stock, available for future issuance and reclassification by the Corporation.

(5) Severability. If any preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Class D Preferred Stock is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption and other terms of the Class D Preferred Stock which can be given effect without the invalid, unlawful or unenforceable preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Class D Preferred Stock shall remain in full force and effect and shall not be deemed dependent upon any other such preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Class D Preferred Stock unless so expressed herein; provided that Paragraph H shall be governed by Subparagraph H(11) and not this Subparagraph I(5).

(6) Terms of the Class D Preferred Stock. All references to the “terms” of the Class D Preferred Stock (and all similar references) shall include all of the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and provisions set forth in Paragraphs A through I, inclusive, hereof.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, SOUTHCORP CAPITAL, INC., has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Vice Chairman and Chief Executive Officer and attested to by its Secretary on this 5th day of September, 2014.

SOUTHCORP CAPITAL, INC.

By:	/s/ Joseph Wade	(SEAL)
Joseph Wade
Chairman and Chief Executive Officer

Attest:

/s/ Matt Billington
Matt Billington
President
Chief Operating Officer